Exhibit 99.1

Tekkorp Digital Acquisition Corp. Announces Pricing of $250 Million Initial Public Offering

October 21, 2020, Las Vegas, NV - Tekkorp Digital Acquisition Corp. (the “Company”) today announced the pricing of its initial public offering of 25,000,000 units at a price of $10.00 per unit. The units will be listed on The Nasdaq Capital Market (“Nasdaq”) and will begin trading tomorrow, Thursday, October 22, 2020, under the ticker symbol “TEKKU”.

Each unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units commence separate trading, the Class A ordinary shares and redeemable warrants are expected to be respectively listed on Nasdaq under the symbols “TEKK” and “TEKKW”. The offering is expected to close on October 26, 2020, subject to customary closing conditions.

The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus on businesses in the broader digital media, sports, entertainment, leisure and/or gaming industries.

Jefferies LLC is acting as sole book-running manager and Macquarie Capital (USA) Inc. is acting as co-manager. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,750,000 units to cover over-allotments, if any, at the initial public offering price.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, Telephone: (877) 821-7388, Email: Prospectus_Department@Jefferies.com.

A registration statement relating to the securities became effective on October 21, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-looking Statements
This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all.

Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s preliminary prospectus for the Company’s initial public offering filed with the U.S. Securities and Exchange Commission. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Investor Contact:
Matthew Davey

Chief Executive Officer

Tekkorp Digital Acquisition Corp.

1980 Festival Drive, Ste #300

Las Vegas, Nevada 89135

+1.702.879.9687

Media Relations:
Red Knot Communications
Tekkorp@redknotcomms.com